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                                                                 EXHIBIT 21

                                   SUBSIDIARIES

The following are the Company's subsidiaries at December 31, 1999:

Name                               Jurisdiction of Organization
----                               ----------------------------

NBase Communications, Inc.         Maryland
NBase Communications, Ltd.         Israel
NBase Europe GmbH                  Germany
NBase Fibronics Ltd.               Israel
Netsoft Solutions Ltd.             France
Turnkey                            Switzerland
Hyperchannel Ltd.                  United Kingdom
NBase Xyplex, Inc.                 Delaware
Xyplex, Inc.                       Massachusetts
EDSLAN SRL                         Italy
RDS                                Sweden
Optical Access, Inc.               Delaware
Tecnonet                           Italy
Charlotte's Networks, Inc.         Delaware